Exhibit No. 12


                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                         ---------------------
                                                          2002           2001
                                                         ------         ------
Income before income taxes                               $261.3         $123.4
                                                         ------         ------
Fixed Charges:
    Interest and amortization on indebtedness              18.2           13.1
    Portion of rents representative
         of the interest factor                             1.5            2.1
                                                         ------         ------
Total fixed charges                                        19.7           15.2
                                                         ------         ------
Total income available for fixed charges(1)              $281.0         $137.9
                                                         ======         ======
Ratio of earnings to fixed charges                         14.3            9.1
                                                         ======         ======

(1) Excludes interest capitalized, net of amortized interest, of $0 and $.7 million for the three months ended March 31, 2002 and 2001, respectively.